FNCB REPORTS DIVIDEND

        The Board of Directors of First National Community Bancorp declared a second quarter dividend of 16 cents per share, payable June 15th to shareholders of record on June 7, 2004.

        The payment represents a 14% increase over the $.14 paid in the second quarter of last year. The increase was made possible by the continued growth of the company and the improved earnings recorded over the past twelve months.

        The company’s subsidiary, First National Community Bank, conducts business from sixteen offices located throughout Lackawanna and Luzerne counties.